EXHIBIT 10-49

            SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     1. Establishment of the Plan and Effective Date. New York State Electric & Gas Corporation (hereinafter called the "Corporation") has established a Supplemental Executive Retirement Plan (hereinafter called the "Plan"). The Corporation is the Plan Sponsor. The purpose of the Plan is to increase retirement benefits for salaried employees beyond those currently provided for in the Corporation's tax qualified Retirement Benefit Plan for Salaried Employees. The Plan is effective as of September 7, 1984 and will continue in effect unless terminated or modified by the Corporation.
     2.  Plan Administrator.  The Plan Administrator is the
Corporation.
     3. Provisions Applicable to All Salaried Employees Concerning Pension Benefits. All employees of the Corporation, other than ones included in a unit of employees covered by a collective bargaining agreement, shall receive the amount of benefits specified under the Corporation's tax qualified Retirement Benefit Plan for Salaried Employees without regard to any limitations imposed on these pension benefits by any provision of the Internal Revenue Code of 1954, as amended, and the regulations thereunder, whether now existing or as may hereinafter be adopted. Payment of this benefit shall be made in the same form as elected by the salaried employee under the Retirement Benefit Plan for Salaried Employees.
     4. Provisions Applicable to Officers and Area General Managers Concerning Pension Benefits.
         A. Determination of Benefit. In additon to the benefits provided pursuant to Paragraph 3 hereof, all officers and area general managers of the Corporation, who have been an officer of, or an area general manager for, the Corporation for at least five years and who retire either voluntarily or by reason of disability at age 60 or later, shall be entitled to receive a total retirement benefit equivalent to the percentage of the average of such officer's or area general manager's highest three years of earnings within the last ten years of employment with the Corporation as set forth in the following table:
         Years of                  Highest Three Year
         Service                   Benefit Percentage

           35                             70%
           30                             65%
           25                             60%
           20                             55%
           15                             50%
           10                             45%

             From the amount determined in accordance with the provisions of this paragraph there shall be subtracted (i) any amounts received by the officer or area general manager from the Company's tax qualified Retirement Benefit Plan for Salaried
Employees (prior to reduction for the survivor's benefit or ten year certain benefit) and (ii) any social security benefits which the officer or area general manager is eligible or expected to become eligible to receive as determined by the Plan
Administrator. If after the subtraction there remains a positive amount, that amount shall be paid by the Corporation as an additional benefit to the officer or area general manager in accordance with the terms of this Plan.
             For purposes of making the subtraction set forth in the previous paragragh, if an officer or area general manager retires at or after age 60 and prior to age 62, the amount of social security benefits subtracted will be the amount of estimated social security benefits that the Plan Administrator estimates that the officer or area general manager would have received if he had retired at age 62.
         B. Survivor's Benefit. One-half of any amount being paid to an officer or area general manager pursuant to Paragraph
4A hereof after retirement, will be paid to the surviving spouse of the officer or area general manager during the spouse's lifetime upon the death of the officer or area general manager after retirement. Such payment shall be made in the same manner as made to the officer or area general manager unless otherwise agreed to by the Plan Administrator.
         C.  Payment Benefits.  Benefits payable under Paragraph
4A of this Plan shall be payable monthly to the officer or area general manager.
             All benefits payable pursuant to Paragraphs 4A and 4B of this Plan will cease upon the death of the surviving spouse of the officer or area general manager or, if there is no surviving spouse, upon the death of the officer or area general manager. No rights shall accrue under this Paragraph to (i) the estate of the officer or area general manager (ii) any beneficiary of the officer or area general manager other than a surviving spouse or (iii) the estate of the surviving spouse.
             No benefits will be paid to the officer or area general manager or any surviving spouse pursuant to this Plan if the officer or area general manager dies prior to retirement or the employment of the officer or area general manager is terminated by the Corporation.
     5. Other Provisions. The Corporation reserves the right to terminate or modify the Plan in whole or in part at any time by action of the Board of Directors of the Corporation. Any such termination or modification shall not affect rights previously accrued. Participation in the Plan shall not be deemed to be an employment contract. A participant's rights and benefits under the Plan may not be assigned, pledged, or encumbered by the participant, his estate or beneficiary. The Plan Administrator will make such decisions, rules and regulations as are necessary to administer the Plan and interpret the provisions of the Plan.
     6. Funding. There will be no funding of any amounts to be paid pursuant to this Plan.
     In WITNESS WHEREOF, the Corporation has caused this Plan to be executed as of the 7th day of September, 1984.
                               NEW YORK STATE ELECTRIC & GAS
                                        CORPORATION



                            By:         L.T. Everett
                                        L.T. Everett
                                  Executive Vice President